AGREEMENT AND PLAN
                                  OF MERGER OF
                          MINERAL SPECIALTIES, INC. AND
                              IRVINE FLY ASH, INC.
                                  WITH AND INTO
                               ISG RESOURCES, INC.

         This Agreement and Plan of Merger is dated July _____, 1999, by and among ISG Resources, Inc., a Utah corporation ("ISG"), Mineral Specialties, Inc., a Montana corporation ("Mineral"), and Irvine Fly Ash, Inc., an Ohio corporation ("Irvine") (Mineral and Irvine) may in the alternative be referenced individually as the "Subsidiary" or collectively as the "Subsidiaries") and is effective on July 31, 1999 (the "Effective Date").

         ISG is a corporation duly organized and existing under the laws of the state of Utah.

         Mineral is a corporation duly organized and existing under the laws of the state of Montana, having 630 common shares, par value of $10.00 per share, issued and outstanding.

         Irvine is a corporation duly organized and existing under the laws of the state of Ohio, having 500 common shares, par value $1.00 per share, issued and outstanding.

         WHEREAS, ISG owns each issued and outstanding share of the stock of each Subsidiary; and

         WHEREAS, the Board of Directors of ISG deems it advisable, for the general welfare and advantage of ISG and each Subsidiary, that each Subsidiary merge with and into ISG;

         NOW THEREFORE, the parties agree, in accordance with the provisions of the Revised Business Corporation Act of the state of Utah, the Montana Business Corporation Act and the Ohio General Corporation Law, that each Subsidiary shall be, and hereby is, merged with and into ISG (the "Merger"), and that the terms and conditions of the Merger and the mode of carrying the Merger into effect and the manner of canceling the shares of each of the Subsidiaries, shall be as set forth.

                                   ARTICLE I.

                  Corporate Existence of Surviving Corporation

         Except as otherwise specifically set forth in this agreement, the identity, existence, purposes, powers, franchises, rights and immunities of ISG shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, franchises, rights and immunities of each Subsidiary shall be merged into ISG and ISG shall become the "Surviving Corporation." The organization of each Subsidiary, except insofar as it may be continued by statute, shall cease on the Effective Date.

                                   ARTICLE II.

                  Articles and Bylaws of Surviving Corporation

         The Articles of Incorporation and bylaws of ISG, as they shall exist on the Effective Date, shall be the Articles of Incorporation and bylaws of the Surviving Corporation until they shall be amended or repealed.

                                  ARTICLE III.

                 Directors and Officers of Surviving Corporation

         The directors of ISG as of the Effective Date shall be the directors of the Surviving Corporation until their successors are elected and qualified.

         The officers of ISG as of the Effective Date shall be the officers of the Surviving Corporation until their successors are appointed by the board of directors of the Surviving Corporation.

                                   ARTICLE IV.

     Manner of Converting Shares of the Subsidiary Corporations into Shares of the Surviving Corporation

         ISG waives any right to receive shares of common stock of the Surviving Corporation in substitution or exchange for shares of common stock of each Subsidiary owned by ISG. Accordingly, the Surviving Corporation shall not issue any shares in substitution or exchange for any shares of common stock of each Subsidiary owned by ISG on the effective date of this agreement and plan. The shares of each Subsidiary held by ISG shall be cancelled on the Effective Date.

                                   ARTICLE V.

                            Miscellaneous Provisions

     A. In accordance with the provisions of Section 16-10a-1104 of the Revised Business Corporation Act of the state of Utah and applicable foreign statutes, ISG shall not submit this agreement and plan to the respective shareholders of the Constituent Corporations. The President of ISG shall sign, acknowledge, file and record this agreement and plan, in accordance with the Revised Business Corporation Act of the state of Utah, the Business Corporation Act of the state of Montana and the General Corporation Law of the state of Ohio. This agreement and plan shall take effect and be deemed and taken to be the agreement and act of Merger of ISG and each Subsidiary and the Merger shall be and become effective immediately upon the start of business on the Effective Date, every shareholder having duly waived the mailing requirement of Section 16-10a-1104(5) of the Business Corporation Act of the state of Utah.

     B. Anything in this agreement or elsewhere to the contrary notwithstanding, this agreement may be abandoned at any time prior to its filing and recording by the resolution under the authority of the board of directors of ISG.

     C. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest or to perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property of the Subsidiaries acquired or to be acquired by reason of or as a result of the Merger, each Subsidiary and its proper officers and directors shall and will execute and deliver any and all such proper deeds, assignments and assurances in law and do all things necessary or proper so to vest, perfect or confirm title to such property in the Surviving Corporation and otherwise to carry out the purposes of this agreement.

     D. The Surviving Corporation agrees that it may be served with process in the states of Montana and Ohio in any proceeding for enforcement of any obligation of a Subsidiary or for enforcement of any obligation of the Surviving Corporation arising from the Merger, and appoints the respective Secretaries of State of the states of Montana and Ohio as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by said Secretary of State is 136 East South Temple, Suite 1300, Salt Lake City, Utah 84111.

     E. The Surviving Corporation shall pay all the expenses of carrying this agreement into effect and of accomplishing the Merger.

     F. For the convenience of the parties and to facilitate the filing or recording of this agreement, any number of counterparts may be executed, and each such executed counterpart shall be deemed to be an original instrument.

     The boards of directors of ISG and the Subsidiaries have duly caused this agreement to be signed by their President.

ISG RESOURCES, INC.


By:
    -----------------------------------
Brett A. Hickman, Senior Vice President
and Secretary

IRVINE FLY ASH, INC.                               MINERAL SPECIALTIES, INC.


By:                                                By:
   ------------------------------------               --------------------------
Brett A. Hickman, Senior Vice President            Brett A. Hickman, Senior Vice
and Secretary                                      President and Secretary